Exhibit 17.1

Letter of Resignation

June 7, 2021

Dato Dr Wei Li

Level 15, Tower 2, Etiqa Twins Tower, No 11

Jalan Pinang, 50450 Kuala Lumpur

Re: Dongfang City Holding Group Company Limited. Director and Officer Resignation

Dear Dato Dr Wei Li:

The purpose of this letter is to inform you that I have resigned as Chief Executive Officer, President, Secretary, Treasurer and sole director of Dongfang City Holding Group Company Limited. (the “Company”), effective immediately.

Sincerely,
/s/ Zhenggui Wang
Zhenggui Wang